Exhibit 8.5

FORM OF MALLESONS STEPHEN JAQUES EXHIBIT 8 OPINION

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[ ] 2003
Mr Dana Ritchey
Asia Pacific Senior Tax Counsel	M Clough
General Motors Corporation	Partner
dana.ritchey@gm.com	Direct line
+61 3 9643 4090

S Heezen
Senior Associate
Direct Line
+61 3 9643 4178

Dear Mr Ritchey

GENERAL MOTORS — HUGHES/NEWSCORP. TRANSACTION

You have asked for our opinion on the Australian income taxation consequences for General Motors Corporation (“GM”) of a series of transactions to be undertaken by GM involving the separation of GM’s wholly owned subsidiary, Hughes Electronics (“HUGHES”), from GM and the acquisition of 34% of Hughes by News Corporation.

This advice has been prepared for the benefit only of GM. The advice has been confined to the specific questions of Australian income tax law that we have been asked to address, as set out in this letter.

1	SUMMARY OF ADVICE

1.1	Our understanding of the series of transactions to be undertaken is described in section 2 below and the Australian taxation consequences are discussed in sections 3 and 4.

1.2	There should be no Australian withholding tax obligations or any adverse Australian tax adjustments for GM as a consequence of the distribution by GM of 80.2% of the outstanding common stock of Hughes to its Class H common stockholders in exchange for their GM Class H common stock, provided that:

(a)	GM and Hughes are not residents of Australia for Australian tax purposes.

(b)	The Hughes common stock has not, at any time, been used by GM in carrying on a business through a permanent establishment in Australia.

1.3	GM should not be assessed to Australian income tax upon the receipt of cash and/or News Corporation Preferred ADSs in exchange for GM’s remaining 19.8% holding of the Hughes common stock.

1.4	It has been assumed for the purpose of this opinion that GM acquired the Hughes common stock as a longer term strategic investment and not as part of a scheme to

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General Motors Corporation	[ ] 2003

dispose of the common stock at a profit. If this assumption is incorrect, the conclusions expressed in this opinion may be wrong.

2	THE PROPOSED TRANSACTIONS

2.1	The proposed arrangement involves the separation of a wholly owned subsidiary of GM, Hughes, from GM and the acquisition by News Corporation of 34% of Hughes. The arrangement is expected to be undertaken in three substantially concurrent steps:

(a)	A split-off of Hughes whereby GM will distribute to its Class H common stockholders approximately 80.2% of the outstanding common stock of Hughes in exchange for their holdings of GM Class H common stock (“THE HUGHES SPLIT-OFF”).

(b)	The sale by GM of its remaining 19.8% of outstanding common stock in Hughes to News Corporation in exchange for cash and/or News Corporation Preferred ADSs (“THE GM/NEWS STOCK SALE”).

(c)	The acquisition by News Corporation of an additional 14.2% of the outstanding common stock of Hughes from the former GM Class H stockholders (“THE NEWS STOCK ACQUISITION”).

2.2	The proposed transactions and structure are described in detail in the draft consent solicitation statement/prospectuses lodged with the United States Securities and Exchange Commission on 5 June 2003 by GM on Schedule l4A, by Hughes as part of a registration statement on Form S-4 (File No. 333-105851) (as amended or supplemented from time to time, the “Hughes Registration Statement”), and by News Corporation as part of a registration statement on Form F-4 (File No. 333-105853) (as amended or supplemented from time to time, the “News Corporation Registration Statement”).

2.3	We have been instructed to consider the Australian income taxation consequences for GM of the first two steps only. We have been instructed NOT to consider the Australian taxation consequences of the proposed series of transactions for any other person or entity (including the GM Class H common stockholders and News Corporation) nor any ongoing Australian taxation considerations for GM that may arise from holding News Corporation Preferred ADSs.

3	AUSTRALIAN INCOME TAX ANALYSIS — THE HUGHES SPLIT-OFF

3.1	The Hughes split-off will involve the disposal of 80.2% of GM’s holding of the Hughes common stock to its Class H common stockholders in exchange for their GM Class H common stock.

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3.2	There should be no adverse Australian tax consequences for GM in respect of the Hughes split-off provided that neither GM nor Hughes are Australian residents for Australian tax purposes. In particular:

(a)	GM will not be obliged to withhold and remit dividend withholding tax to the Australian Taxation Office as a consequence of the distribution of the Hughes common stock to the GM Class H common stockholders.

(b)	To the extent that the distribution of the Hughes common stock to the GM Class H common stockholders would otherwise be taken to be a “dividend” for Australian taxation purposes, GM will not be required to “frank” that distribution.

(c)	The disposal of the Hughes common stock to the GM Class H common stockholders will not be subject to Australia’s capital gains tax provisions.

3.3	The Australian tax system allows corporate entities, when distributing profits to their members, to pass on to the members a “credit” for Australian tax paid by the corporate entity on the profits distributed. These credits are known as “franking credits”. Members are entitled to claim a tax-offset for franking credits that are passed on to them by the corporate entity. The provisions governing the “franking” of distributions are contained in Part 3-6 of the Income Tax Assessment Act 1997 (“ITAA 1997”). The provisions also contain rules that govern the extent to which distributions must be “franked” by a corporate entity.

3.4	Division 11A of Part III of the Income Tax Assessment Act 1936 provides that Australian dividend withholding tax is required to be deducted from dividend payments made by Australian resident companies to non-residents, unless the dividend has been “fully franked”. Provided GM is not an Australian resident for Australian taxation purposes, it will not be necessary for it to consider whether or not the distribution of the Hughes common stock to its Class H common stockholders would be treated as a dividend for Australian tax purposes and accordingly whether or not Australian dividend withholding tax would be required to be deducted from that distribution.

3.5	GM should also not be required to “frank” the distribution to the Class H common stockholders. Division 202 of the ITAA 1997 provides that the obligation to “frank” a distribution only applies to Australian resident corporate tax entities. As a non-resident company, these rules will have no application to GM.

3.6	The capital gains provisions are contained in Part 3-1 of the ITAA 1997 and operate to include certain capital gains in the assessable income of a taxpayer. A capital gain will arise in respect of certain events (“CGT-EVENTS”) that occur to assets held by a taxpayer. Non-residents will only be subject to the capital gains provisions where a

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CGT-event happens to an asset that has the “necessary connection with Australia”. Stock (or shares) will have the “necessary connection with Australia” where:

(a)	Broadly, the shares are in an Australian resident public company where, at any time in the preceding 5 years the shareholder (along with its associates) held 10% or more, by value, of the shares in that Australian resident public company.

(b)	The shares are in an Australian resident private company.

(c)	The shares in the company have been used at any time in carrying on a business through a permanent establishment in Australia.

3.7	Provided that Hughes is not a company that is resident in Australia and that GM has not used its common stock in Hughes at any time in carrying on business in Australia, the Hughes common stock will not be an asset having the necessary connection with Australia. The disposal of the common stock will accordingly not be subject to Australia’s capital gains tax rules with any gain arising on the disposal not being subject to Australian tax.

4	AUSTRALIAN INCOME TAX ANALYSIS-THE GM/NEWS STOCK SALE

4.1	The GM/News Stock Sale will involve the sale of GM’s residual holding of Hughes common stock to News Corporation in exchange for cash and/or News Corporation Preferred ADSs.

4.2	There should be no Australian taxation consequences for GM on the sale of the Hughes common stock provided that:

(a)	Neither GM nor Hughes are tax residents of Australia.

(b)	GM has not, at any time, used the Hughes common stock in carrying on a business through an Australian permanent establishment.

4.3	As explained in section 3, Australia’s capital gains provisions will only apply to a non-resident entity where a CGT-event happens to an asset that has the “necessary connection with Australia”. On the basis that Hughes is not an Australian resident company, its shares will not be assets having the “necessary connection with Australia” for the purpose of Australia’s capital gains provisions. Any gain that would arise on the sale to News Corporation will therefore not be subject to Australian tax.

4.4	This conclusion will not be altered even where GM receives assets having the “necessary connection with Australia” (i.e. the News Corporation Preferred ADSs) in consideration for the sale of the Hughes common stock to News Corporation. Whether or not the News Corporation Preferred ADSs will be assets having the “necessary

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connection with Australia” will depend on GM’s level of underlying holding of that stock.

4.5	Holding News Corporation Preferred ADSs may, however, give rise to certain ongoing Australian income taxation consequences for GM. We have been instructed not to address or consider these consequences in this opinion.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to each of the Hughes Registration Statement and the News Corporation Registration Statement. We also consent to the reference to our firm under the headings “Material Tax Consequences Relating to the Transactions — Material Australian Income Tax Consequences” and “Legal Matters” in each of the Hughes Registration Statement and the News Corporation Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission.

Please do not hesitate to contact either Michael Clough or Scott Heezen should you have any questions with respect to this opinion or if we can be of any further assistance.

Yours faithfully